EXHIBIT 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

TERMINATION OF LETTER AGREEMENT

This termination of letter agreement (the “Termination Agreement”) is made and entered into as of January 3, 2025 (the “Effective Date”), by and among DEP Nevada, Inc., a Nevada corporation (“DEP”), Vegas Brazil, LLC, a California limited liability company (“Brazil”), JL Skylegacy, Inc., a California corporation (“Skylegacy”), and Tommy Le, an individual (“Le”). DEP, Brazil, Skylegacy, and Le are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.” Any capitalized terms used but not defined in this Termination Agreement shall have the meanings given to them in the MIPA.

WHEREAS, on January 31, 2024, DEP and Brazil entered into a membership interest purchase agreement (the “MIPA”) whereby Brazil would purchase 100% of the equity of Nevada Medical Group, LLC, a Nevada limited liability company (the “Company”) from DEP;

WHEREAS, contemporaneously with the MIPA, the Parties entered into that certain letter agreement, dated January 31, 2024 (the “Letter Agreement”), to govern certain operational matters including the date on which Brazil would take over economic control of the Company;

WHEREAS, in connection with the Letter, Skylegacy delivered a guaranty in favor of DEP, guaranteeing certain obligations Brazil has under the Letter Agreement (the “Initial Guaranty”);

WHEREAS, in light of certain circumstances, the Parties have mutually agreed for Brazil to assign all of its rights under the MIPA to Fox Farms LLC, a Nevada limited liability company (“Fox”) pursuant to that certain assignment and assumption agreement between the Parties, the Company, and Fox, entered into contemporaneously herewith (the “Assignment Agreement”);

WHEREAS, as of the Effective Date, (i) DEP and Brazil mutually desire to terminate the Letter Agreement, (ii) determine the ownership of certain assets and equipment at the Facilities, and (iii) amend the Initial Guaranty to limit the scope of the obligations and (iv) substitute Skylegacy with Le as the guarantor, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound hereby, do promise and agree as follows:

1. Termination of Letter Agreement. As of the Termination Date (defined below), the Letter Agreement is hereby terminated, cancelled, nullified, and voided. Except as otherwise set forth herein, any and all rights and obligations granted or conferred in connection with the Letter Agreement are hereby terminated. Except as set forth in this Termination Agreement, DEP and Brazil each acknowledges and agrees, upon such termination, that no consideration is owed or due to it under the Letter Agreement. For purposes of this Termination Agreement, the “Termination Date” shall mean 12:01 a.m. PST of the next immediate calendar day following both the complete execution of this Termination Agreement by all Parties and Le’s execution and delivery of the Limited Guaranty to DEP.

Termination Agreement	1

2. Transition. The Parties agree that Brazil (and its affiliates, employees, representatives, agents, and contractors) had access to and operational control of the Facilities (as defined in the MIPA) from December 15, 2023 up through and including July 31, 2024, inclusive (being the “Operational Period”). As part of this Termination Agreement, DEP and Brazil agree that Brazil shall have the right to remove from the Facilities, keep, and/or maintain in its possession those specific assets set forth in Schedule I (the “Brazil Assets”) and Schedule II (the “Dehumidifiers”). Provided however, the Dehumidifiers shall remain at the Facilities (to be used by the Company) until January 1, 2025, after which date DEP shall make the Dehumidifiers available for Brazil to remove from the Facilities (unless DEP, in its sole discretion, makes any of the Dehumidifiers available for removal by Brazil prior to January 1, 2025).

3. Modified Guaranty. The Parties agree that as a material provision of this Termination Agreement, Le shall execute and deliver the limited guaranty to DEP (the “Limited Guaranty”) attached as Exhibit A, the purpose of which is to provide a guaranty for Brazil’s Indemnification Obligations set forth in Paragraph 4 and to release Skylegacy from the Initial Guaranty.

4. Operational Period Indemnification. Brazil, for itself and its successors, representatives, assigns, members, shareholders, owners, agents, employees, managers, directors, officers, and attorneys (“Representatives”), and each of them, shall fully defend, indemnify, and hold harmless the Company and DEP, and their respective Representatives from and against any and all Claims, arising directly or indirectly out of, or resulting in any way from, or in connection with (collectively, the “Indemnification Obligations”): (i) Brazil’s acts and omissions which occurred during the Operational Period, (ii) Brazil’s operation and management of the Facilities during the Operational Period, (iii) any Improvements which exist at the Facilities due to Brazil’s acts during the Operational Period, (iv) any costs, obligations, expenditures, taxes, and Liabilities which were incurred by Brazil (either for itself or the Company) during the Operational Period, and (v) any violation, breach, or non-compliance with Applicable Laws (including any regulatory violation) by Brazil during the Operational Period. For sake of clarity, the Indemnification Obligations extend to acts and omissions by Brazil and each of its Representatives.

5. DEP Release. As of the Termination Date, DEP and its Representatives and, each of them, hereby releases and forever discharges Brazil and its Representatives, and each of them, of and from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action (“Claims”) of every nature, character and description, known and unknown, which they or any person claiming or purporting to claim through him now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold, by reason of any matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done that relates specifically to the MIPA. Notwithstanding the foregoing, DEP expressly retains any Claims that DEP or its Representatives may have that in any manner relates to, is connected to, or arises from this Termination Agreement, the Limited Guaranty, the Assignment Agreement, the Operational Period, its rights under the Indemnification Obligations, and/or Paragraph 4 (the “DEP Retained Claims”).

6. Brazil Group Release. As of the Termination Date, Brazil, Skylegacy, and Le (collectively, the “Brazil Group”) and each of their respective Representatives and, each of them, hereby releases and forever discharges DEP and the Company and each of their respective Representatives, and each of them, of and from any and all Claims of every nature, character and description, known and unknown, which they or any person claiming or purporting to claim through him now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold, by reason of any matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done that relate to the MIPA, the Assignment Agreement, and the Letter Agreement. Notwithstanding the foregoing, the Brazil Group expressly retains any Claims that it may have that relates to this Termination Agreement (the “Brazil Retained Claims” together with the DEP Retained Claims collectively being the “Retained Claims”).

Termination Agreement	2

7. Full and Final Accord. The Parties hereto intend this Termination Agreement to be effective as a full and final accord and satisfaction and release of each and every Claim except for their respective Retained Claims. The parties hereby acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which, if known by him or her, must have materially affected his or her settlement with the debtor.”

Each party to this Termination Agreement waives and relinquishes any right and benefit which they have or may have under Section 1542 to the full extent that they may lawfully waive all such rights and benefits pertaining to any Claims except their respective Retained Claims.

8, Indemnification. Each Party agrees to indemnify and hold harmless the other Party, and any of his Representatives, against any Claim (including the payment of attorneys' fees and costs incurred, whether or not litigation to be commenced) by any person or entity that is not a party to this Termination Agreement, which is inconsistent with this Termination Agreement.

9. No Litigation. Each Party agrees to forever refrain and forebear from commencing, instituting or prosecuting any lawsuits, actions or other proceedings based on, arising out of or in connection with any Claim being released hereunder; and to cause to be dismissed, with prejudice, any lawsuits, actions or other proceedings that are subject to release and discharge by virtue of this Termination Agreement. Notwithstanding the foregoing, in the event of a dispute between the Parties relating to any Retained Claims, such dispute shall be governed in accordance with Paragraph 10.

10. Choice of Law; Arbitration.

a. The terms of this Termination Agreement shall be construed in accordance with the laws of the State of Nevada, as applied to agreements entered into by Nevada residents within the State of Nevada, and to be performed entirely within the State of Nevada.

b. In the event of any Claim arising out of or relating to any Retained Claim or the interpretation, validity or enforceability of this Termination Agreement, the parties hereto shall use their good faith efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either Party to the other they shall commence arbitration as set forth below. A party failing or refusing to submit a Claim to mediation shall not be entitled to an award of attorney’s fees even if later they are determined to be the prevailing party.

Termination Agreement	3

c. Subject to the foregoing, the parties agree to submit all claims and any dispute related to this Termination Agreement and/or any Retained Claim to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: https://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in Nevada, selected pursuant to the JAMS rules. The parties expressly agree that any arbitration shall be conducted in the Clark County, Nevada. Each party understands and agrees that by signing this Termination Agreement, such party is waiving the right to a jury. The arbitrator shall apply Nevada substantive law in the adjudication of all matters hereunder. Notwithstanding the foregoing, any party to a claim may apply to the state courts located in Clark County for a provisional remedy, including, but not limited to, a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the agreement to submit a dispute to binding arbitration pursuant to this provision. After a demand for arbitration has been filed and served, the parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by Nevada law unless the prevailing party failed or refused to first submit their claim to mediation in accordance with the subsection directly above. The arbitrator’s decision shall be final and binding upon the parties. The arbitrator’s decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the conclusion of the arbitration proceedings. The prevailing party may submit the arbitrator’s decision to state courts located in Clark County for an entry of judgment thereon. Any party’s failure to pay their pro rata share of any arbitration fees and expenses shall not be grounds to delay the appointment of an arbitrator or to stay the arbitration. Further, any failure of a party to pay such fees and/or expenses within 30 days of the respective due date shall constitute a default by that party and entitle the non-defaulting party to the entry of a default judgment by the arbitrator against the defaulting party. Any default judgment awarded by an arbitrator shall be fully enforceable, and all defenses to entry, enforcement, or collection upon that default judgment are waived.

11. Miscellaneous.

a. This Termination Agreement is intended by the Parties as the final expression of their agreement and understanding with respect to the subject matter hereof, and as a complete and exclusive statement of the provisions thereof. This Termination Agreement supersedes any and all prior or contemporaneous agreements and understandings.

b. The Parties hereto shall execute any further documents reasonably necessary to effectuate the terms of this Termination Agreement.

c. This Termination Agreement is binding upon and inures to the benefit of the parties and their heirs, executors, administrators, successors, and legal representatives.

d. Without regard to which party initially drafted this Termination Agreement, it shall not be construed against any party and shall be construed and enforced as a mutually prepared agreement.

e. This Termination Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.

f. For purposes of this Termination Agreement, a facsimile or other electronic version of a Party’s signature, such as a .pdf, printed by a receiving facsimile or printer or a digital signature received via www.docusign.com or www.adobesign.com will be deemed an original signature

g. Each Party signing below warrants and covenants it has the full legal capacity, power, and authority to enter into this Termination Agreement and make the representations, warranties, covenants, and agreements contained herein.

h. Each Party agrees that it will not, directly or indirectly via a third party or any other means, disparage, defame or make derogatory remarks (whether orally or in writing), or direct or authorize anybody else to disparage, defame or make derogatory remarks (whether orally or in writing), regarding any. other Party or its business, to third parties or in any media whatsoever, including but not limited to television, cable, radio, news media, internet websites of any kind, recordings (audio, video, and digital or computer-based), “blogs” and message boards, “tweets” and all other types of electronic and digital media, in any language and in any jurisdiction, whether now known or subsequently developed. Any violation of this provision shall give rise to an action for damages and injunctive relief.

[signature page follows]

Termination Agreement	4

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed as of the Effective Date.

DEP Nevada, Inc.		Vegas Brazil, LLC
(“DEP”)		(“Brazil”)

By:	/s/ Stephen ‘Trip’ Hoffman	By:	/s/ Julie Le
	Name: Stephen ‘Trip’ Hoffman		Name: Julie Le
	Its: President		Its: Manager

JL Skylegacy, Inc.
(“Skylegacy”)

		By:	/s/ Julie Le
Name: Julie Le
Its: Authorized Signatory

Tommy Le

/s/ Tommy Le

Termination Agreement	5

SCHEDULE I

Brazil Assets

Item	Additional Description	Number of Units
Trolmaster humidistat		19
HCS1 Controllers		4
Lights		13
FOHSE Controllers		3
305 Dehus		25
5boxes flower pots		3

Schedule I: Termination Agreement

SCHEDULE II

Dehumidifiers

Item	Additional Description	Number of Units
506 Dehumidifier		1
Standup dehumidifier		4
Small dehumidifier		5
Rolling dehumidifier		4
Ideal air dehumidifier		6

Schedule II: Termination Agreement

EXHIBIT A

GUARANTY

This guaranty (this “Guaranty”) is made effective as of January 3, 2025 (the “Effective Date”) and delivered by Tommy Le, an individual (the “Guarantor”) in favor of DEP Nevada, Inc., a Nevada corporation (“DEP”).

WHEREAS, contemporaneous herewith, Vegas Brazil LLC, a California limited liability company (the “Operator”) and DEP are entering into that certain termination agreement (the “Termination Agreement”) which shall terminate the letter agreement, dated January 31, 2024 (the “Letter Agreement”) pursuant to which the Operator was managing and operating DEP’s commercial cannabis facilities located in Clark County, Nevada;

WHEREAS, the Operator operated the Operations at the Facilities (as each is defined in the Letter Agreement) during the Operational Period (defined in the Termination Agreement);

WHEREAS, pursuant to the Termination Agreement, the Operator is obligated to indemnify, defend, and hold harmless DEP for the Operator’s management of the Operations and Facilities during the Operational Period;

WHEREAS, it is a condition precedent to the Termination Agreement becoming effective that the Guarantor shall have first executed and delivered this Guaranty;

WHEREAS, the Guarantor stands to materially benefit from the Termination Agreement;

NOW, THEREFORE, in consideration of the promises and in order to induce DEP to enter into the Termination Agreement, the Guarantor hereby agrees as follows:

1. Definitions. As used in this Guaranty, capitalized terms not otherwise defined herein have the meanings provided for such terms in the Termination Agreement.

(a) “Affiliate” means as to a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

(b) “Guaranteed Obligations” shall have the meaning set forth in Section 2(a).

(c) “Lien” means, with respect to any specified asset, any and all liens, claims, encumbrances, mortgages, options, pledges and security interests thereon.

(d) “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

(e) “Indemnification Obligation” shall mean the obligation of the Operator to defend, indemnify, and hold harmless DEP and its Representatives pursuant to Paragraph 4 of the Termination Agreement, and all costs, fees and expenses related thereto, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with the Operator’s obligations under Paragraph 4 of the Termination Agreement.

(f) “Transfer” means to assign, sell, offer to sell, pledge, dispose of or any other like transfer, directly or indirectly.

2. Guaranty.

(a) The Guarantor unconditionally and irrevocably guaranties to DEP, from the Effective Date and at all times thereafter while any Indemnification Obligation remains outstanding (but not less than ten (10) years from the Effective Date), punctual and prompt payment to DEP of all costs, expenses, fees, and reimbursements of any kind necessary to satisfy any Indemnification Obligations (the “Guaranteed Obligations”).

(b) The Guarantor agrees that this guaranty shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by DEP or any other Person upon the insolvency, bankruptcy, or reorganization of the Operator.

3. Unconditional Character of Guaranty.

(a) The obligations of the Guarantor under this Guaranty are absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity, or enforceability of the Termination Agreement or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Guaranty shall be in accordance with the terms hereof), the recovery of any judgment against any person or action to enforce the same, any failure or delay in the enforcement of the obligations of DEP under the Termination Agreement, or any setoff, counterclaim, recoupment, limitation, defense or termination whether with or without notice to the Guarantor. It is the express purpose and intent of the parties hereto that this Guaranty and the Guarantor’s obligation hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

(b) Without limiting the generality of the foregoing, the obligations of the Guarantor under this Guaranty, and the rights of DEP to enforce the same by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any death, insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Operator or the Guarantor, (ii) the Transfer of all or substantially all of the Operator’s assets to a third party, (iii) any action taken by DEP that is authorized by any provision of this Guaranty, or (iv) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.

4. No Duty to Pursue Others. DEP has the right to require the Guarantor to pay, comply with, and satisfy the Guaranteed Obligations under this Guaranty, and shall have the right to proceed immediately against the Guarantor with respect thereto.

5. Waivers and Acknowledgements.

(a) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all presently existing and future Guaranteed Obligations.

(b) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that DEP protect, secure, perfect or insure any lien or any property subject thereto.

(c) The Guarantor hereby unconditionally and irrevocably waives any defense based on any right of set-off or recoupment or counterclaim against or in respect of the Guaranteed Obligations.

6. Dissolution, Liquidation or Bankruptcy of the Operator. In the event of the Operator’s dissolution, insolvency or adjudication of bankruptcy or filing of a petition for relief under any present or future provision of the United States Bankruptcy Code, or the filing of such a petition against the Operator, and in any such proceeding some or all of the Guaranteed Obligations are terminated or rejected, is modified or abrogated or are otherwise avoided for any reason, the Guarantor agrees that such liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such event, action, or proceeding had occurred. This Guaranty shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by DEP upon the dissolution, insolvency, bankruptcy or reorganization of the Operator, as though such payment had not been made.

7. Default. Any default under, or breach of, this Guaranty by the Guarantor shall be considered a “Default” hereunder and a material breach under the Termination Agreement by the Operator.

8. Enforcement Costs. The Guarantor hereby agrees to pay, on written demand by DEP, all costs incurred by DEP in collecting any amount payable under this Guaranty or enforcing or protecting its rights under the Termination Agreement or this Guaranty, in each case whether or not legal proceedings are commenced. Such fees and expenses shall be in addition to the Guaranteed Obligations.

9. Assignment. This Guaranty may not be assigned by the Guarantor without the prior written consent of DEP, in DEP’s sole and absolute discretion.

10. Governing Law; Dispute Resolution. The Parties expressly incorporate the provisions set forth in Section 10 of the Termination Agreement by this reference.

11. Notices. Any notice, demand, communication or other document required, permitted, or desired to be given hereunder shall be in writing and shall be delivered personally or sent by United States registered or certified mail, return receipt requested, postage prepaid, by Federal Express or other reputable overnight courier, or by email, and addressed to the party at the respective numbers and/or addresses set forth below each Party’s signature block, and the same shall be deemed given and effective (i) upon receipt or refusal if delivered personally or by hand delivered messenger service, (ii) the date received or refused if sent by Federal Express or other reputable overnight courier, (iii) the date received or refused if mailed by United States registered or certified mail, return receipt requested, postage prepaid, and (iv) the next business day following transmittal of electronic mail. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.

12. No Waiver. DEP shall not by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

13. Release. Upon the earlier of: (i) the final payment and discharge in full of all Guaranteed Obligations, or (ii) the ten (10) year anniversary of the Effective Date, DEP shall timely deliver to the Guarantor a written release of this Guaranty.

14. Counterparts. This Guaranty may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Headings. The headings and captions of the various subdivisions of this Guaranty are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

16. Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Guaranty shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Guaranty shall nevertheless remain in full force and effect.

17. Construction. The parties have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Guaranty.

18. Miscellaneous. Should any provision of this Guaranty be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This Guaranty, together with the Termination Agreement, embodies the entire agreement among the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof.

19. Authority. The Guarantor expressly warrants and covenants he has the full legal capacity, power, and authority to enter into this Guaranty and make the representations, warranties, covenants, and agreements contained herein.

[signature page follows]

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty on the date first above written.

GUARANTOR: Tommy Le

/s/ Tommy Le
Address: 1 Corporate Park Suite 112 Irvine, CA 92606 Email: [****]